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                                                                     EXHIBIT 5.1
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December  , 1999

Conestoga Enterprises, Inc.
202 East First Street
Birdsboro, Pennsylvania 19508

  Re: Conestoga Enterprises, Inc. (the "Company") and TeleBeam, Incorporated ("TeleBeam") Registration Statement on Form S-4

Gentlemen:

  We have acted as counsel for the Company, a Pennsylvania corporation, in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), relating to the proposed Amended and Restated Agreement and Plan of Merger dated as of November 12, 1999 ("Merger Agreement") by and among the Company, TeleBeam and TE Merger Corporation, a wholly owned subsidiary of the Company whereby the Company will offer up to 900,000 shares of Company Common Stock, par value $1 per share subject to adjustment, to the TeleBeam shareholders under the Merger Agreement. In connection thereto, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and By-Laws; and (c) a copy of the Merger Agreement. Our opinion, as set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

  In our opinion, the issuance of the shares of Company Common Stock in connection with the Merger Agreement will be legally issued, fully paid and non-assessable.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. The opinion expressed herein is for the sole benefit of, and may be relied upon, only by the Company and the TeleBeam shareholders.

                                       Very truly yours,

                                       BARLEY, SNYDER, SENFT & COHEN, LLC